UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Raven Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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205 E. 6th Street
Sioux Falls, South Dakota
Telephone 605-336-2750

April 11, 2014

Dear Shareholder:

You are cordially invited to join us for our Annual Meeting of Shareholders to be held on Thursday, May 22, 2014, at 9:00 a.m. (Central Daylight Time) at the Hilton Garden Inn Sioux Falls, Downtown, Sioux Falls, South Dakota.

The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting. We will also report on matters of current interest to our shareholders.

Your vote helps to lower overall proxy costs and eliminates phone calls. Whether you own a few shares or many, it is important that your shares are represented. If you cannot attend the meeting in person, you may vote your shares as described in the following materials.

We look forward to seeing you at the meeting.

Sincerely,

Daniel A. Rykhus President and Chief Executive Officer

RAVEN INDUSTRIES, INC.
205 E. 6th Street
P.O. Box 5107
Sioux Falls, South Dakota 57117-5107
____________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 22, 2014
____________________________________________________

Time	9:00 a.m. CDT on Thursday, May 22, 2014

Place	Hilton Garden Inn Sioux Falls, Downtown 201 E. 8th Street, Ballroom B Sioux Falls, South Dakota

Items of	(1)	Elect Seven Directors.
Business	(2)	A non-binding advisory vote to approve the compensation for our executive officers disclosed in this proxy statement.
	(3)	Ratify the appointment of the Independent Registered Public Accounting Firm.
	(4)	Consider such other business as may properly come before the Annual Meeting or any adjournments thereof.

Record Date	You are entitled to vote if you were a shareholder at the close of business on April 7, 2014.

Annual Meeting
If you are a shareholder, please come to the Annual Meeting and present proof of ownership of our stock at the registration table. The Annual Meeting is open to shareholders and those guests invited by the Company.

Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. You may submit your proxy:
	(1)	over the Internet;
	(2)	by telephone; or
	(3)	by mail.

For specific instructions, refer to page 1 of this proxy statement and the voting instructions on the proxy card.

THIS PROXY STATEMENT AND PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT APRIL 11, 2014.

By Order of the Board of Directors,

Stephanie Herseth Sandlin
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 22, 2014.
The Proxy Statement and the Annual Report are available at: http://investors.ravenind.com/financials.cfm

PROXY STATEMENT
of
RAVEN INDUSTRIES, INC.
205 E. 6th Street, P.O. Box 5107
Sioux Falls, South Dakota 57117-5107

Annual Meeting of Shareholders to be held
May 22, 2014
0GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Raven Industries, Inc. (the “Company” or “Raven”) to be used at the Annual Meeting (the “Meeting”) of Shareholders of the Company, which is to be held on Thursday, May 22, 2014, at 9:00 A.M. (C.D.T.) at the Hilton Garden Inn Sioux Falls, Downtown, 201 E. 8th Street, Ballroom B, Sioux Falls, South Dakota. The approximate date on which this Proxy Statement and accompanying proxy were first sent or given to shareholders was April 11, 2014. Each shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke it at any time prior to its use by giving notice of such revocation to the Company in writing or in open meeting or by such shareholder giving a valid proxy bearing a later date. Presence at the meeting by a shareholder who has signed a proxy does not alone revoke the proxy. Only shareholders of record at the close of business on April 7, 2014 (the “Record Date”) will be entitled to vote at the Meeting or any adjournments thereof.

2VOTING SECURITIES AND PROXIES

The Company has outstanding only one class of voting securities, Common Stock $1.00 par value, of which 36,427,627 shares were outstanding as of the close of business on the Record Date. Shareholders representing a majority of the shares of Common Stock outstanding and entitled to vote must be present in person or represented by proxy in order to constitute a quorum to conduct business at the Meeting.

You are entitled to one vote for each share of Common Stock that you hold, except for the election of directors. With respect to the election of directors, if you vote for all nominees, one vote per share will be cast for each of the seven nominees. You may withhold votes from any or all nominees. Except for the votes that shareholders of record withhold from any or all nominees, the persons designated as proxies in the proxy card will vote such proxy “FOR” and, if necessary, will exercise cumulative voting rights to elect the nominees as directors of the Company. If you wish to cumulate your votes in the election of directors, you are entitled to as many votes as equal the number of shares held by you at the close of business on the Record Date, multiplied by the number of directors to be elected. You may cast, under the cumulative voting option, all of your votes for a single nominee or apportion your votes among any two or more nominees. For example, a holder of 100 shares may cast 700 votes for a single nominee, apportion 100 votes for each of seven nominees or apportion 700 votes in any other manner by so noting in the space provided on the proxy card. The cumulative voting feature for the election of directors is also available by voting in person at the Meeting; it is not available by telephone or on the internet.

In the election of directors, the seven director nominees who receive the highest number of votes will be elected as directors. In the advisory vote on our executive compensation and the vote to ratify the appointment of the independent registered public accounting firm, the approval requires the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present.

2OWNERSHIP OF COMMON STOCK

The following table shows certain information regarding beneficial ownership of the Company's common stock as of the Record Date by: (i) any person known by the Company to be the owner, of record or beneficially, of more than 5% of the Common Stock, (ii) each of the executive officers, directors and nominees for election to the Company's Board of Directors, and (iii) all executive officers and directors as a group.

Name of beneficial owner	Non-voting stock units vested	Shares beneficially owned		Percent of class
Jason M. Andringa	2,918	500	(12)	*

Matthew T. Burkhart		60,030	(1)	*

Thomas S. Everist	10,832	24,400	(12)	*

Mark E. Griffin	10,832	21,664	(12)	*

Thomas Iacarella		294,645	(2)	*

Kevin T. Kirby	9,318	20,000	(12)	*

Marc E. LeBaron	6,785	2,000	(12)	*

Janet L. Matthiesen		11,684	(3)	*

Cynthia H. Milligan	13,411	14,248	(12)	*

Daniel A. Rykhus		259,253	(4)	*

Stephanie Herseth Sandlin		1,900	(5)	*

Anthony D. Schmidt		39,006	(6)	*

Lon E. Stroschein		34,145	(7)	*

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202		4,746,500	(8)	13.3

Neuberger Berman Group LLC 605 Third Avenue New York, NY 10158		4,058,883	(9)	11.1

The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19335		2,377,051	(10)	6.5

BlackRock, Inc. 40 East 52nd Street New York, NY 10022		2,020,030	(11)	5.5

All executive officers, directors and nominees as a group (13 persons)		783,475	(12,13)	2.2
* Less than 1%

(1)     Includes 50,266 shares that may be purchased within 60 days by exercise of outstanding options.

(2)    Includes 57,500 shares that may be purchased within 60 days by exercise of outstanding options.

(3)    Includes 11,600 shares that may be purchased within 60 days by exercise of outstanding options.

(4)    Includes 161,875 shares that may be purchased within 60 days by exercise of outstanding options.

(5)    Includes 1,300 shares that may be purchased within 60 days by exercise of outstanding options.

(6)    Includes 20,475 shares that may be purchased within 60 days by exercise of outstanding options.

(7)    Includes 29,475 shares that may be purchased within 60 days by exercise of outstanding options.

(8)    Data based on Schedule 13G filed by the shareholder with the SEC on February 10, 2014.

(9)     Data based on Schedule 13G filed by the shareholder with the SEC on February 13, 2014.

(10)    Data based on Schedule 13G filed by the shareholder with the SEC on February 12, 2014.

(11)    Data based on Schedule 13G filed by the shareholder with the SEC on January 30, 2014.

(12)     Does not include non-voting vested Stock Units held by the Deferred Compensation Plan for Directors.

(13)    Includes 332,491 shares that may be purchased within 60 days by exercise of outstanding options.

ELECTION OF DIRECTORS
2Proposal No. 1

Director Nominees and Qualifications. Seven directors are to be elected at the Meeting, each director to serve until the next Annual Meeting of Shareholders. All of the nominees listed below are now serving as directors and all of the nominees have agreed to serve.

The following paragraphs provide information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his or her age, all positions he or she holds within the Company, his or her principal occupation and business experience for the past five years, the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, and whether each director is independent. Independence has been determined according to Nasdaq listing standards.

As described below under “Corporate Governance - Nominations to the Board of Directors," in considering nominations to the Board of Directors, the Governance Committee of the Board considers such qualities as the individual's experience, character, integrity and other factors. As a whole, the Board believes the current Board is composed of directors who bring diverse experiences and backgrounds relevant to the Company's business; who form a balanced core of business executives with varied expertise; who have substantial experience outside the business community, and who will represent the balanced, best interests of the shareholders as a whole. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our Company and our Board. Each nominee's description below includes information regarding each nominee's specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director.

Name of Nominee (Age) Director Since Director Independence	Principal Occupation, Business Experience and Directorships in Public Companies in Past Five Years, and Qualifications to Serve as a Director of Raven
Jason M. Andringa (38) 2013 Independent Director
Mr. Andringa is President of Forage & Environmental Solutions for the Vermeer Corporation, Pella, Iowa. The Vermeer Corporation manufactures equipment for the construction, agriculture, surface mining, forestry and landscaping industries and serves markets around the world. Prior to his current role in the company, Mr. Andringa also served as Vice President for Dealer Distribution and Global Accounts and was based in the Netherlands while serving as Managing Director for Europe, the Middle East and Africa. With Vermeer, his level of supervision of financial personnel and audit procedures gives him an understanding of accounting principals, internal controls and audit committee functions; as a result, he is considered an "audit committee financial expert." He brings a strong understanding of manufacturing and operations and substantial experience in both domestic and international markets. Prior to joining Vermeer, Mr. Andringa was a staff engineer for four years at NASA's Jet Propulsion Laboratory where he applied his Master of Science in Aeronautics and Astronautics from MIT. In addition to his board membership for a number of Vermeer subsidiaries, Mr. Andringa also serves on the Board of Advisors for Camcraft and the Board of Trustees for The Nature Conservancy of Iowa. Mr. Andringa's educational and professional background qualifies him to serve as director and provides valuable business and strategic insight to the Board.

Thomas S. Everist (64) 1996 Independent Director
Mr. Everist was named Chairman of the Board of the Company on April 1, 2009. He is President and Chief Executive Officer of The Everist Company, Sioux Falls, SD, a position he has held since 2002. He was President and Chief Executive Officer, L.G. Everist, Inc., Sioux Falls, SD, from 1987 to 2002. These companies mine and produce construction materials including aggregate, concrete and asphalt. He brings a strong understanding of production and logistical operations. Since 2006, he has been the managing member of South Maryland Creek Ranch, LLC, a land development company, and President of SMCR, Inc., an investment company. He is a director of MDU Resources, Bismarck, ND, a publicly traded energy and utility company, where he chairs the Compensation Committee. He is also a director of several non-public companies, including Showplace Wood Products, Bell, Inc. and Everist Health, Inc. Mr. Everist brings demonstrated success in business and leadership skills, serving as president and chairman of his companies, headquartered in the Company's home state, for over 26 years.

Name of Nominee (Age) Director Since Director Independence	Principal Occupation, Business Experience and Directorships in Public Companies in Past Five Years, and Qualifications to Serve as a Director of Raven
Mark E. Griffin (63) 1987 Independent Director
Mr. Griffin has been President and Chief Executive Officer of Lewis Drugs, Inc., Sioux Falls, SD since 1986. Lewis Drugs is a regional retail department and drug store chain. He is a board member of the National Association of Chain Drug Stores. He is also President and Chief Executive Officer of Griffson Realty Company, Fredin Associates and G.E.F. Associates, Sioux Falls, SD. Mr. Griffin brings over 20 years of experience as a CEO of a significant retail business and a real estate company, among other businesses, in the Company's home community. Not only does he bring extensive operations, marketing and distribution experience, but he also has a valuable perspective on local issues involving real estate, work force and other matters.

Kevin T. Kirby (59) 2007 Independent Director
Mr. Kirby is CEO and a director of Face It TOGETHER, a non-profit organization. He was the Executive Vice President and Treasurer of Western Surety Company from 1979 to 1992. In this position he developed an understanding of accounting principles, internal controls and audit committee functions; as a result he is considered an “audit committee financial expert." He was elected a Director of the Company in 1989 and resigned his position in 2001. From 1993-2001 he chaired the Raven Audit Committee. He was asked to rejoin the Board in 2007. Mr. Kirby brings to the Board over 30 years of expertise in corporate finance and investment management, as well as an insurance background, and provides a valuable risk management perspective.

Marc E. LeBaron (59) 2011 Independent Director
Mr. LeBaron has been Chairman/CEO of Lincoln Industries in Lincoln, NE since 2001. Lincoln Industries is a supplier of products requiring high performance metal finishing. He has served on the Board of Directors of Ballantyne Strong, Inc. since 2005. He serves on Ballantyne's Audit Committee, Compensation Committee and Nominating and Governance Committees. He is also a director of Assurity Security Group, Inc., Lincoln, NE. Mr. LeBaron brings his experience as the CEO of a Midwestern ISO certified manufacturer, recognized as one of the best places to work in America. His organizational leadership experience, ability to identify and implement business strategy and knowledge of corporate governance give him the operational expertise and breadth of knowledge which qualify him to serve as director.

Cynthia H. Milligan (67) 2001 Independent Director
Mrs. Milligan is Dean Emeritus of the College of Business Administration University of Nebraska-Lincoln. She was Dean from 1998 until her retirement in 2009. She has been an adjunct professor at Georgetown University Law Center and the University of Nebraska College of Law. She was the Director of Banking and Finance for the state of Nebraska from 1987 to 1991, supervising several hundred financial institutions. This experience has given her an understanding of accounting principles, internal controls and audit committee functions; as a result she is considered an “audit committee financial expert." She is a Director of Wells Fargo and Co., San Francisco, CA; serves on the Audit and Governance Committees of Calvert Funds, Bethesda, MD, and Kellogg Company serving on the Social Responsibility & Public Policy Committee and the Consumer & Shopper Marketing Committee. She serves on the Risk, Governance & Nominating Committee and Corporate Responsibility Committees at Wells Fargo and chairs the Credit Committee. Mrs. Milligan's educational and governmental background provides valuable business, regulatory and legal insights to the Board.

Daniel A. Rykhus (49) 2008 Not Independent
Mr. Rykhus was named President and Chief Executive Officer on August 20, 2010, and had been Executive Vice President of the Company since 2004. He was the General Manager of the Applied Technology Division from 1998 through 2009, growing the division's sales from $15 million to over $100 million. He joined the Company in 1990 as Director of World Class Manufacturing. He serves on the boards of Great Western Bank, the Washington Pavilion and many other non-profit organizations in Sioux Falls, SD. The Board believes that Mr. Rykhus is an appropriate representative of management on the Board given his position as a senior executive officer and his long tenure with the Company. In addition, Mr. Rykhus brings a wealth of industry experience to the Board.

All shares represented by proxies will be voted FOR all the previously named nominees unless a contrary choice is specified. If any director nominee should withdraw or become unavailable to serve for reasons not presently known, the proxies that would otherwise have been voted for such nominee will be voted for a substitute nominee that may be selected by the Governance Committee of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE UFORU ALL NOMINEES.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (SAY ON PAY)
Proposal No. 2

The Company's executive compensation program is designed to align the interests of the executive team with those of Raven shareholders. The Board believes this alignment is demonstrated by the Company's excellent financial results over the past several years. “Compensation Discussion and Analysis” that begins on page 12 explains our compensation programs in more detail. In summary, the shareholders should approve our executive compensation for the following reasons, among others:

•
Our executive compensation program uses salary and benefits, a management incentive program and a long-term incentive plan to achieve our goals, with a focus on tying compensation to corporate performance while remaining competitive to retain and attract an outstanding management team.

•
In fiscal 2013, the company worked with an independent compensation consultant to evaluate our compensation relative to our peers and to modify our long-term incentive compensation program to incorporate performance-based restricted stock units (RSUs), tying compensation more closely to corporate performance and the long-term creation and protection of shareholder value.

•	In fiscal 2010 and fiscal 2014, years when Raven had lower financial performance results, annual incentive plan payments were sharply lower than in the preceding years.

•	Raven shareholders have seen, over the past five years, a $100 investment grow to $385.40 compared to $308.15 for the S&P 1500 Industrial Machinery or $272.99 for the Russell 2000 indexes.

At the annual meeting, the shareholders will be given the opportunity to vote for or against a non-binding resolution to approve the compensation of the named executive officers of the Company, as described in "Compensation Discussion and Analysis" and the tabular and narrative disclosure regarding executive compensation contained in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission. For the reasons described above, the Board recommends that shareholders vote to approve the executive compensation of the Company.

Because the vote is advisory, it will not be binding upon the Board. However, the Personnel and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE UFORU Proposal No. 2.

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal No. 3

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending January 31, 2015. While it is not required to do so, our Board is submitting the selection of PricewaterhouseCoopers LLP for ratification in order to ascertain the views of our shareholders with respect to the choice of audit firm. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of PricewaterhouseCoopers LLP are not expected to be at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE UFORU Proposal No. 3.

BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors held four regular quarterly meetings during the last fiscal year. The Company has an Audit Committee, Personnel and Compensation Committee and a Governance Committee. All directors attended at least 75 percent of their Board and Committee meetings.

Governance Committee.
Members:	Cynthia H. Milligan (Chair) Jason M. Andringa Thomas S. Everist Mark E. Griffin Kevin T. Kirby Marc E. LeBaron

Independence:	All of the Committee members meet the independence requirements of Nasdaq listing standards.

Responsibilities:
The Governance Committee reviews corporate governance standards and nominates candidates for the Board of Directors. It met two times in fiscal 2014. The Committee is also responsible for assessing the Board's effectiveness. It has established policies regarding shareholder communications with the Board, nominations and related party transactions which are available on the Company's website, www.ravenind.com.

Charter:	The Charter is available on Raven's website, www.ravenind.com.

Audit Committee.
Members:	Kevin T. Kirby (Chair) Jason M. Andringa Cynthia H. Milligan

Independence and Financial Expertise:
The Board has determined that each member of this Committee meets the requirements to be named “audit committee financial experts” as defined by the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. The Committee members also meet the independence requirements of Nasdaq listing standards, including the applicable independence requirements for audit committee membership.

Responsibilities:
The Audit Committee monitors the Company's procedures for reporting financial information to the public. It held three meetings in fiscal 2014. In addition, there were four quarterly conference calls with management, the independent registered public accounting firm, the committee chair and any committee members who were available to discuss results for the quarter and the Company's earnings release draft. It is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm and has the sole authority to appoint or replace the independent registered public accounting firm. The Committee reviews the scope of the annual audit. It also reviews related reports and recommendations and preapproves any non-audit services provided by such firm. The Committee maintains open lines of communication with the Board of Directors, Raven's financial management and the independent registered public accounting firm. See the “Audit Committee Report” on page 27.

Charter:	The charter is available on Raven's website, www.ravenind.com.

Personnel and Compensation Committee.
Members:	Mark E. Griffin (Chair) Thomas S. Everist Marc E. LeBaron

Independence, Insiders and Interlocks:
All of the Committee members meet the independence requirements of Nasdaq listing standards, including the applicable independence requirements for compensation committee membership. No executive officer of the Company served as a member of the Compensation Committee or Board of Directors of another entity in which one of whose executive officers served on the Company's Compensation Committee or Board of Directors during fiscal 2014.

Responsibilities:
The Committee reviews the Company's executive remuneration policies and practices, and makes recommendations to the Board in connection with compensation matters affecting the Company. It held two meetings in fiscal 2014. Compensation matters concerning the Chief Executive Officer were approved by the full Board in executive session, with the Chief Executive Officer excused. See the “Compensation Committee Report” on page 17.

Charter:	The charter is available on Raven's website, www.ravenind.com.

4CORPORATE GOVERNANCE

Leadership Structure. Raven has kept the CEO and Chairman positions separate since 1961. The duties of the Chairman of the Board include collaborating with the CEO to establish an agenda for Board and Shareholder meetings, chairing the meetings, and calling executive sessions, as needed. The Chairman, along with the Governance Committee, leads the establishment of governance standards. The Chairman also helps facilitate communication among Board members and with Raven management.

The Board does not have a firm policy as to whether the position of the Chair and the position of the CEO should be separate and intends to preserve the freedom to decide what is in the best interests of the Company at any point of time. However, the Board does strongly endorse the concept of one of the outside directors being in a position of leadership for the rest of the outside directors.

Nominations to the Board of Directors. The Governance Committee of the Board of Directors seeks to recruit highly skilled and participative candidates who have the ability to strengthen the Board of Directors. Current directors whose performance, capabilities and experience meet the Company's expectations and needs are typically nominated for reelection. In accordance with Raven's Nominations Policy dated August 28, 2012, directors are not re-nominated after they reach their 72nd birthday.

Pursuant to the Company's Articles of Incorporation, the size of the Board shall be between seven and eleven members. The Bylaws will provide that the number of directors within the range of seven and eleven members will be established by action of the Board. A majority of the directors must be independent, as defined by the Securities and Exchange Commission and the Nasdaq Stock Market. The Company's lawyers, investment bankers and others with business links to the Company may not become directors. Interlocking directorships are not allowed.

Recognizing that the contribution of the Board will depend on not only the character and capabilities of the directors taken individually but also on their collective strengths, the Board should be composed of:

•	Directors chosen with a view toward bringing to the Board diverse experiences and backgrounds relevant to the Company's business;

•	Directors who will form a balanced core of business executives with varied expertise;

•	Directors who have substantial experience outside the business community - in the public, academic or scientific communities, for example; and

•	Directors who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies.

In considering possible candidates for election as a director, the Governance Committee is guided in general by the composition guidelines established above and, in particular, by the following:

•	Each director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others and exercise good judgment;

•	Each director should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	Each director should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;

•	Each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director; and

•	Each director should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

Consistent with the Company's Bylaws, and the Governance Committee Charter, the Governance Committee will review and consider for nomination any candidate for membership to the Board recommended by a shareholder of the Company, in accordance with the evaluation criteria and selection process described above. Shareholders wishing to recommend a candidate to the Governance Committee for consideration in connection with an election at a specific annual meeting should notify the Governance Committee well in advance of the meeting date to allow adequate time for the review process and preparation of the proxy statement, and in no event later than the first day of February. Also, shareholders may submit director nominations to bring before the 2014 annual meeting by complying with the advance notice procedures contained in the Company's Amended

Bylaws. To submit a timely director nomination for the 2014 annual meeting, see the timing requirements described under the heading “Other Matters - Procedures for Submitting Shareholder Proposals - Proposals or Director Nominations not Included in the Proxy Statement.”

Risk Oversight. The Board provides oversight as to how management runs the business, including management's approach to risk tolerance and risk management. Management is directly responsible for risk management. The Board considers risk management matters in its deliberations on various matters and has delegated aspects of its risk oversight role to certain committees. The Audit Committee considers risk, including the impact of legal, credit and regulatory compliance matters, when evaluating the integrity of Raven's financial statements. The role of the audit process and internal control systems, including the role of the Board, in monitoring and controlling risk is also reviewed by the Audit Committee. The Personnel and Compensation Committee evaluates performance of the CEO, including risk tolerance and “tone at the top." This Committee also considers the structure of the Company's compensation plans and how they might affect risk tolerance and fraud risk. The Governance Committee considers risk when determining the Board leadership structure, nominating Directors and evaluating Board performance. These Committees, which all consist solely of independent Directors, are empowered to perform independent investigations of corporate matters, should the need arise. The full Board reviews developments within various risk categories, such as product performance, pricing and innovation, each quarter and insurance coverage at least annually with management. The Board also considers the risk implications of Raven's business strategies, including international growth and acquisitions, along with its execution of those strategies, as the Board monitors overall Company performance.

Short Sales, Hedging and Pledging. The Company prohibits short sales and hedging transactions in the Company's common stock by officers and directors. Pledges of Company securities by officers and directors are strongly discouraged and subject to prior approval by the Company's compliance officer.

Code of Ethics. The Board of Directors, through its Governance Committee, has adopted a Code of Conduct that applies to directors, officers and all employees of the Company. The Code of Conduct is available on Raven's website at www.ravenind.com.

Certain Relationships and Related Transactions. Mrs. Milligan is on the Board of Directors of Wells Fargo and Co., the parent company of Wells Fargo Bank, N.A., which provides transfer agent and registrar services, and borrowings to the Company under a line of credit. The terms of the services and credit line were considered by management competitive with other resources generally available to the Company. There were no borrowings under the credit line in fiscal 2014. As of April 7, 2014, Raven had $0.9 million of letters of credit and no other amounts outstanding under the line of credit.

Raven has adopted a written policy governing related party transactions. Under this policy, before effecting or continuing any “related party transaction,” the Audit Committee of the Board must first ratify or approve of the transaction and conclude that the transaction is on terms comparable to those that the Company could reasonably expect in an arm's length transaction with an unrelated third party. Under the policy, a “related party transaction” is any transaction with a related party other than one generally available to all Company employees or involving an amount less than $25,000. A “related party” is (i) a senior officer or a director, including members of their immediate family, (ii) a holder of more than 5% of our common stock, or (iii) an entity owned or controlled by the persons described in clauses (i) or (ii). The policy is available on Raven's website at www.ravenind.comH. The Company's relationship with Wells Fargo is reviewed annually under this policy.

Board Diversity. The Board recognizes that diverse backgrounds and experiences are helpful to its deliberations and includes these attributes in its nominations policy outlined in “Corporate Governance - Nominations to the Board of Directors” above. The Governance Committee seeks candidates for the Board who will represent the balanced, best interests of the shareholders as a whole rather than special interest groups or constituencies. Raven does not have a formal Board diversity policy.

Communications with the Board of Directors. The Board of Directors believes that the most efficient means for shareholders and other interested parties to raise issues and questions and to get a response is to direct such communications to the Company through the office of the Secretary of the Company. Other methods are also described in the Investor Relations section of the Company's website, www.ravenind.comH.
If, notwithstanding these methods, a shareholder or other interested party wishes to direct a communication specifically to the Board of Directors, a letter to the Board is the most appropriate method. To insure that the communication is properly directed in a timely manner, it should be clearly identified as intended for the Board:

Raven Industries, Inc.
Attention: Board Communications - (Director Name if applicable)
P.O. Box 5107
Sioux Falls, SD 57117-5107

The Corporate Secretary's Office will collect and organize all such communications. A summary of communications received will be periodically provided to the Company's Governance Committee, who will make the final determination regarding the disposition of any such communication.

The Board believes that the Company should speak with one voice and has empowered management to speak on the Company's behalf subject to the Board's oversight and guidance on specific issues. Therefore, in most circumstances the Board will not respond directly to inquiries received in this manner but may take relevant ideas, concerns and positions into consideration.

NON-MANAGEMENT DIRECTOR COMPENSATION

During fiscal 2014, directors who were not full-time employees of the Company were paid a retainer fee of $30,000 cash, plus $1,500 for each board meeting and $1,000 for each committee meeting. For fiscal 2014, the Board approved the elimination of the monthly $1,200 Board Chair fee and replaced it with $10,000 annually paid to the Board Chair on the annual meeting date. The Board Chair received Board/Committee Fees. The Audit Committee Chair received $4,000 annually for quarterly audit updates and other duties. The Personnel & Compensation Committee Chair received an additional annual cash retainer of $4,000 and the Governance Committee Chair received an additional annual cash retainer of $2,000 for other duties.

Directors received a Stock Unit Award under the Deferred Compensation Plan for Directors of Raven Industries, Inc. (the "Director Plan") originally approved by the shareholders on May 23, 2006. Directors receive a grant of Stock Units in an amount equal to $60,000 divided by the closing stock price on the date of the annual meeting. Retainers may also be deferred under this plan. Under the Director Plan, amounts are deferred until retirement, or a later date upon the election of the director. Deferred payouts under the Director Plan are paid in Raven common stock. In March 2014, the Board amended the Director Plan to provide that, commencing with the grants on the date of the 2014 Annual Meeting, such grants will be considered grants of restricted stock units under the Company's 2010 Stock Incentive Plan, as amended (the "Incentive Plan"), and such grants and the common stock issued thereunder will reduce the share limitation under the Incentive Plan.

Director Compensation Table
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
	($)	($)	($)	($)
Thomas S. Everist	50,000	60,000	—	110,000
Jason M. Andringa	36,500	60,000	—	96,500
Anthony W. Bour	3,500	—	—	3,500
Mark E. Griffin	44,000	60,000	—	104,000
Marc E. LeBaron	40,000	60,000	—	100,000
Kevin T. Kirby	44,000	60,000	—	104,000
Cynthia H. Milligan	42,000	60,000	—	102,000

(1) Mr. Andringa and Mr. LeBaron each deferred $30,000 of their retainers into Stock Units under the Director Plan.
(2) Represents 1,924.93 fully vested Stock Units valued at $31.17 per Unit, the price of Raven common shares on the date of the Award, May 23, 2013.
(3) Does not include perquisites and benefits, which totaled less than $10,000 for each director.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Raven's executive compensation program, developed by management and approved by the Personnel and Compensation Committee of the Board of Directors (the “Committee”), is intended to be simple and straightforward, focused on a few key performance metrics, and balanced between:

•	Employees, managers and executives

•	Long-term and short-term objectives

•	Financial and stock performance

•	Cash and equity compensation

The compensation program is designed to align the interests of the executive team with those of Raven shareholders. The plan uses salary and benefits, a management incentive program and long-term equity incentives to achieve this goal, with a focus on tying compensation to corporate performance. Retention of top talent and achievement of corporate objectives measure the effectiveness of the Company's compensation plan.

Raven also uses non-compensatory programs, such as annual performance reviews, employee development and education programs, and succession planning to retain and further cultivate talent. The Committee and management believe these programs are more effective than compensation alone for optimizing talent utilization and executive development.

Two years ago, the Committee engaged an independent compensation consultant to assist with its analysis of fiscal 2013 compensation levels and advise on modifications to the executive compensation program. The consultant's analysis found that despite Raven's strong performance, near the top of comparable companies, executive compensation was well below median levels for the peer group. The consultant recommended that compensation be increased over time to approach such targeted median levels for the peer group. As a result, the Committee did increase compensation levels in fiscal 2013 and continues to closely monitor the gap in salary and annual incentives when compared to median levels over time.

The consultant also recommended that long-term incentive compensation be modified to strengthen the relationship between corporate financial objectives and compensation levels. In April 2012, the Committee, as recommended by the consultant, approved a long-term incentive plan ("LTIP") for executives and other key employees. The plan reduced the number of stock options and added performance-based restricted stock units (RSUs) to the compensation package. The performance goals for the vesting of performance shares under the RSUs are closely tied to the creation and protection of shareholder value.

Raven's financial performance for the year ended January 31, 2014, included lower sales and net income, falling 3% and 18% respectively. Although fiscal 2014 growth targets were not achieved, Raven delivered an 11% return on sales, 15% return on average assets, and 19% return on beginning shareholders equity. By comparison, fiscal 2013 results were stronger, with sales and profit growth up 6% and 4% respectively from the prior year, and strong returns on sales, assets and equity. The Company's historical investment in business expansion, along with strong management, has contributed to solid corporate performance in recent periods.

Raven's executive compensation levels have been closely tied to these company performance levels. For fiscal 2014, overall executive compensation levels were down because of the decline in net income. For fiscal 2013 and 2012, executive compensation was substantially higher because annual incentive payments were tied to the enhanced profitability of the Company. Further, the addition of the performance-based RSUs increase the relationship between pay and performance. For the RSUs granted in fiscal 2013 and 2014, vesting and the level of performance shares received will depend on Raven's return on sales over the three-year period. The executives will receive further RSU grants every year, with the ultimate amount of compensation realized to be based on long-term results.

Objectives of the Company's Executive Compensation Program

Alignment with Shareholder Interests
Raven's compensation program is designed to motivate and reward Raven's executives to achieve the short and long-term goals that will enhance and protect shareholder value. The short-term goals are embodied in our annual compensation plans and include income growth, efficient working capital utilization, return on sales and return on assets. The goals are set to be both challenging and achievable, so as to encourage reasonable risk taking and motivate performance. Building on these short-term objectives, the program also seeks to reward executives for enhancing shareholder value over the long term. Raven's long-term objectives include growing sales and net income and efficiently utilizing invested capital.

In order to strengthen the relationship between corporate financial objectives and compensation levels, and consistent with the advice of the independent consultant, in April 2012, the Committee approved the LTIP, with goals closely tied to the long-term creation of shareholder value. To strengthen the relationship between awards under the LTIP and shareholder returns, on February 6, 2014, the Committee approved the use of return on equity as the financial metric for RSUs granted under the LTIP starting in fiscal 2015.

Retention
Retention aspects of the program are designed to take advantage of the experience of Raven executives and avoid unwanted turnover in the executive team. The executive officers identified on the Summary Compensation Table on page 19 (the “Named Executives”) average 12 years experience with Raven. The Committee and management believe that promotion from within and length of tenure at every level of the organization enhances productivity and decision quality.

Internal Equity and Competitiveness
Raven believes in internal equity and that having competitive compensation policies are critical to talent retention and recruiting. The Committee and management compare executive pay to other key managers and employees, both inside Raven and externally. The Company recognizes the risk of not being able to recruit top talent or losing top talent to competitors or others with higher compensation levels. Addressing this risk has been challenging, and the gap between Raven and its peer group continues, as shown by the findings of the benchmarking study by the compensation consultant. Raven's growth strategy and compensation philosophy will be difficult to sustain if management turnover is high and the Company is required to recruit from outside Raven to fill key positions. Therefore, the Committee has undertaken to increase executive compensation over time to reach median levels. For example, the targeted compensation under the LTIP is higher than under the previous long-term incentive package consisting solely of stock options.

Role of Management, the Personnel and Compensation Committee and Consultants

In December 2011, the Committee retained an executive compensation consultant, The Delves Group ("Delves"), to conduct a competitive compensation analysis of Raven's top nine executives. Delves delivered a report to the Committee in March 2012. Delves did not provide any consulting services to Raven management. Delves became part of Towers Watson in 2013.

The President and Chief Executive Officer of Raven recommends executive compensation for all other executives to the Committee for approval annually. He has continued to use the information and analysis in the Delves report to provide additional perspective to his recommendations. Management also updates peer group information at the request of the Committee.

The Committee approves executive salaries, benefits and LTIP grants. The Committee determines the appropriate compensation of the President and Chief Executive Officer and makes decisions on CEO compensation in executive session. CEO compensation is approved by the independent directors of the full Board in executive session.

Benchmarking

Delves used data from three sources for comparison to Raven’s executive compensation:

•	The 2011 General Industry Executive Compensation Survey

•	The 2011 High Technology Executive Compensation Survey

•	Proxy statements from a peer group of 18 companies

In fiscal 2012, management and the Committee developed a peer group, focusing on companies with size and industry comparable to Raven. The initial peer list was reviewed by Delves for relevance and several adjustments were made to better align industry groups. The peer group is listed below. The Committee believes that these 18 companies are an appropriate peer group for comparison, as well as a group that is large and diverse enough so that any one company does not alter the overall analysis. Raven's size was near the peer group median, while returns on assets, equity and invested capital were the highest in the peer group.

The survey data was updated to January 1, 2012, using the peer companies' most recently released proxy statements.

The results of the competitive analysis presented to the Committee in March 2012 showed a significant shortfall in total compensation when compared to the peer group median levels and other survey data. Therefore, the Committee anticipates that Raven's executive compensation, including base salary and incentive compensation, will rise over an extended period at a faster rate than industry averages.

The peer group approved by the Committee is listed below:

($In millions)
Company Name	Revenue*

ADTRAN, Inc.	641.7
AeroVironment, Inc.	240.2
American Science and Engineering, Inc.	186.7
Astronics Corporation	339.9
API Technologies, Inc.	244.3
Badger Meter Inc.	334.1
Cognex Corporation	353.9
Daktronics, Inc.	518.3
FEI, Co.	927.5
Franklin Electric Co.	965.5
HEICO Corporation	1,008.8
II-VI, Inc.	558.4
Kaydon Corporation**	—
Lindsay Corp.	690.8
Micrel, Inc.	237.1
MTS Systems Corp.	569.4
Rogers Corp.	537.5
STR Holdings	31.9

* Represents revenue reported through December 31, 2013. ** SKF acquired Kaydon Corp. on October 16, 2013.

The Committee intends to re-evaluate the peer group periodically, with the advice of a consultant, to ensure that the companies listed continue to represent an appropriate peer group for comparison.

Components of the Company's Executive Compensation Program

Base Salary
Salaries for the Named Executives are based on the scope of their responsibilities, performance, experience and potential. The salaries of their peers and direct reports inside and outside the Company were considered when setting salary levels. The primary objectives addressed by base salary in the Compensation Program are to retain and attract qualified and experienced executives into these positions. The base salary indicates the basic level of compensation commitment that Raven has to each of the Named Executives and their positions in the Company.

As management has had to recruit for executive talent and managers on a nationwide basis, the Company has been working to ensure that the Raven salary scale is more competitive and less compressed. At the time of the Delves report, executive salaries at Raven appeared to have fallen behind national competition and the 2011-12 peer group analysis confirmed this. The

Committee continued to increase salaries for all of the Named Executives in the fiscal year ended January 31, 2014 (fiscal 2014) over fiscal 2013 levels and 2012 levels, but at a much more modest rate than the increases in the prior two years because of the decline in the Company's net income. The Committee has not committed to future salary adjustments and believes that the Company should focus on increasing at risk compensation, such as annual management incentives and performance-based awards under the LTIP and stock options, to make executive compensation more competitive. The Committee will continue to closely monitor the competitiveness of base salaries. The salary increases for the individual Named Executives are discussed under “Executive Compensation for the Named Executives” below.

Management Incentive Plan
The management incentive plan is intended to pay the Named Executives when they achieve the annual growth objectives of their operations. Incentive payment maximums for the Named Executives ranged from 110% to 150% of annual base salary in fiscal 2014, which is designed to put a sizable portion of the Named Executives' cash income at risk if annual objectives are not achieved.

Incentive payments are based on formulas defined and documented at the beginning of Raven's fiscal year. Income based formulas in fiscal 2014 were targeted so that if approximately 10% income growth was achieved, the incentive would pay about 65% of maximum payout levels. Payments would be 13% of maximum if income was flat and would be zero if income declined by 20% or more. Maximum payouts would occur at 23% income growth. The Committee approves the incentive plans, which are usually paid in March of the following year. The ranges are intended to be challenging yet achievable, with the maximum level intended to be difficult to achieve. The table included in footnote 4 to the Summary Compensation Table shows the level of payouts based on the various objectives for the past three fiscal years.

For fiscal 2014, incentive payments for the Chief Executive Officer, the Chief Financial Officer and the General Counsel were based on achieving net income targets. Income based incentives were set to begin when net income exceeded $42,000,000 and, for Mr. Rykhus, were designed to result in a payment of 95% of base salary at the targeted level of net income of $57,800,000 and the maximum incentive payment of 150% of his base salary if Raven achieved the high end of the income range ($64,600,000 in net income for fiscal 2014). Mr. Iacarella's and Ms. Herseth Sandlin's incentives were based on criteria similar to Mr. Rykhus, with 71% of base salary payable at the targeted level of $57,800,000 in net income and the maximum incentive payment of 110% of their base salary if Raven achieved $64,600,000 in net income.

The other Named Executives were responsible for specific business units. Their incentives for fiscal 2014 were based on achieving growth objectives for their respective operating units and the corporation. Operating unit objectives included levels of operating income net of a charge for working capital utilization. Messrs. Burkhart and Stroschein, as Division Vice Presidents, could have had a maximum payout of 80% of base salary for fiscal 2014 based on divisional results and 30% of base salary based on company-wide net income. The details of these incentive plans and the actual payouts are described under “Executive Compensation for Fiscal 2014 for the Named Executives” below.

Stock Options and Performance-Based Restricted Stock Units
In March 2012, Delves presented recommendations to modify Raven's compensation program by reducing the number of stock options being granted annually and adding other components of an annual long-term incentive plan. Based on these recommendations, in April 2012 the Committee adopted the LTIP. The Committee approved grants to our executives of performance-based RSUs that vest after three years based on the achievement of three-year targets for return on sales, to be granted along with the executive's annual stock option grants. Based on Delves' recommendations, LTIP levels for the executives are equally split between options and performance based RSUs. At the end of the three-year RSU vesting period, if at least the minimum level is reached for the three-year performance goals, the shares received under the awards will vary from 50-150% of the targeted level depending on the level of performance achieved. Implementation of the LTIP increased targeted executive compensation by approximately 7-10%, because the impact of the three-year plan was not fully offset by the reduction in stock options. The inclusion of the performance-based RSUs in the LTIP has increased the percentage of the executives' compensation that is variable based on long-term performance.

The Committee believes these long-term performance-based incentives further align executive compensation with the Company's objectives by using the three-year long-term incentive plan to help sustain Raven's strong performance on return on sales and return on equity over the long term, while the stock options continue to tie an element of compensation to actual shareholder returns. The LTIP is also expected to improve the competitive level of executive pay at Raven because the LTIP targets incentive compensation at the 60th percentile of incentive compensation for the peer group.

Stock options are designed to promote the alignment of long-term interests between an executive and Raven shareholders as well as to assist in the retention of executives and key employees. The ultimate value to the executives is directly tied to the value of Raven common shares. The regular option grants are made annually, vest in equal installments over four years and expire in five years. The Committee and management believe the policy of granting options annually, along with the relatively short life of the options, helps prevent option holders from benefiting from long-term increases in the stock market and more effectively ties their compensation to Raven's success. The shorter life also reduces option expense recorded on the income statement. The Committee has never reset an option price.

Raven's stock options and RSUs have a retirement provision that provides for accelerated vesting if the employee retires at a time when the sum of his or her age and years of service exceeds 80. The agreements require one year of service after the grant before the retirement provision can be invoked. The Committee believes that the retirement provisions encourage executives to remain with Raven or, in certain instances, to give additional notice before retiring.

Stock Retention Policy for Executives
Raven has a policy requiring executives to retain 50% of the “net profit shares” obtained via stock option or award. Our executives are strongly encouraged not to sell shares other than when paying taxes on option exercises. Executives have historically retained a substantial portion of their shares. The shares owned by the executive officers of the Company are listed on page 2 of this proxy statement under the caption “Ownership of Common Stock.”

All Other Compensation
Raven provides other benefits to executives, which we believe to be reasonable, competitive and consistent with the overall compensation program. Raven considers these items in conjunction with base salary in meeting the objectives of retaining and attracting qualified and experienced executives. These items are detailed in footnote 5 to the Summary Compensation Table. The 401(k) and profit sharing benefits are essentially the same as all other Raven employees receive. Raven also provides supplemental health and wellness benefits available to its executives to encourage a healthy lifestyle. To the extent insurance and health benefits are subject to income taxes, executives are reimbursed for this additional tax.

Post-termination Compensation and Benefits
Raven has an employment agreement with each Named Executive, which provides for a 30-day notice period before termination and outlines the employment benefits discussed under “All Other Compensation” above and retirement benefits. The purpose of the benefits is to attract and retain seasoned executives, rewarding their long-term commitment to Raven. Retirement benefits, available when the sum of the executive's age and years of service exceeds 80, represent a continuation of the health and insurance benefits outlined in “All Other Compensation” above.

Raven uses dual-trigger “Change in Control” severance agreements to protect it from the loss of executive talent during a change in control of the Company. Upon a change in control, positions held by the Named Executives may be at risk. By providing a cash benefit of one or two times salary and incentive payments if executives are terminated, the Committee believes that, in the event of a change in control, the agreements would maintain stability within its executive group during what could be a potentially turbulent time. See “Potential Payments on Termination or Change in Control.”

Executive Compensation for Fiscal 2014 for the Named Executives

Chief Executive Officer
Mr. Rykhus is Raven's President and Chief Executive officer. His fiscal 2014 total compensation of $1,553,027 was 4% higher than in fiscal 2013 due primarily to higher LTIP awards granted in fiscal 2014. His base salary increased from $460,000 in February 2012 to $510,000 in February 2013. His incentive plan maximum increased from 120% of salary to 150% of his salary to be more consistent with CEOs at other companies. However, because of the weaker performance of the Company, Mr. Rykhus' incentive payment was $8,323, or 2% of salary, in fiscal 2014 compared to $193,752, or 42% of salary, in fiscal 2013. His LTIP compensation increase in fiscal 2014 was $196,349 compared to $139,971 in fiscal 2013. The increase in Mr. Rykhus' salary and LTIP compensation reflects the Committee's efforts to make overall executive compensation more competitive (see "Benchmarking" above).

Chief Financial Officer
Mr. Iacarella is Raven's Chief Financial Officer. His total compensation of $622,225 decreased by 6% in fiscal 2014 due primarily to a lower management incentive plan payment. His objectives under the incentive plan were identical to Mr. Rykhus'. His maximum payout under the plan increased from 80% to 110% of salary in fiscal 2014. The lower corporate net income reduced his fiscal 2014 management incentive payout to $3,060, or 1% of salary, compared to $62,970, or 27% of salary, in fiscal 2013. His base salary increased by 8.7%, reflecting the Committee's efforts to make overall executive compensation more competitive (see "Benchmarking" above).

Vice President Applied Technology Division
Mr. Burkhart leads the Applied Technology Division. His fiscal 2014 total compensation of $652,606 decreased by 11% due primarily to lower management incentive plan payments compared to fiscal 2013. In fiscal 2014, the Applied Technology Division reported $54.0 million of operating income after capital charges, a 5% decrease from the prior year. Combined with the 18% decrease in corporate income, Mr. Burkhart's incentive plan payout was 8% of salary. His maximum payout under the incentive plan increased from 80% to 110% of salary in fiscal 2014. His base salary increased by 15%, reflecting the Committee's efforts to make overall executive compensation more competitive (see "Benchmarking" above).

General Counsel and Vice President - Corporate Development
Ms. Herseth Sandlin has been Raven's General Counsel and Vice President of Corporate Development since August 2012. Her total compensation was $620,591 for fiscal 2014. Her objectives under the incentive plan were identical to the CEO and CFO. Her maximum payout under the plan was 110% of salary in fiscal 2014 but actual payout was $3,121, or 1% of salary. Compensation levels were comparable to the other Named Executives reporting to Mr. Rykhus.

Vice President Aerostar Division
Mr. Stroschein leads the Aerostar Division. His total compensation of $518,843 in fiscal 2014 was 2% higher than in fiscal 2013 due primarily to a 12% salary increase reflecting the Committee's efforts to make overall executive compensation more competitive (see "Benchmarking" above). In fiscal 2014, the Aerostar Division reported $5.1 million of operating income after capital charges, a 30% decrease from the prior year. Combined with the 18% decrease in corporate income, Mr. Stroschein's incentive plan payout was minimal in fiscal 2014, compared to a payout of 6% of salary in fiscal 2013. His maximum payout under the plan increased from 80% to 110% of salary in fiscal 2014.

COMPENSATION COMMITTEE REPORT

The Personnel and Compensation Committee of the Company's Board of Directors has reviewed and discussed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussion with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K and the Company's 2014 Proxy Statement.

Submitted by the Personnel and Compensation Committee of the Company's Board of Directors:

Mark E. Griffin Thomas S. Everist Marc. E. LeBaron

EQUITY COMPENSATION PLAN INFORMATION

The following table presents the number of securities authorized for issuance under Raven's equity compensation plans as of January 31, 2014.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	1,017,751	$27.62	915,707
Equity compensation plans not approved by security holders	—	—	—
Total	1,017,751	$27.62	915,707

SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year	Salary	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)
			(2)	(3)	(4)	(5)
Daniel A. Rykhus	2014	510,000	499,977	499,583	8,323	35,144	1,553,027
President and	2013	460,000	399,993	403,218	193,752	41,922	1,498,885
Chief Executive Officer	2012	387,500		663,240	387,500	31,973	1,470,213

Thomas Iacarella	2014	250,000	164,973	164,349	3,060	39,843	622,225
Vice President and	2013	230,000	164,986	166,546	62,970	38,527	663,029
Chief Financial Officer	2012	208,000		265,296	135,200	31,614	640,110

Matthew T. Burkhart	2014	270,000	164,973	164,349	21,104	32,180	652,606
Division Vice President	2013	235,000	164,986	166,546	145,037	26,791	735,953
Applied Technology Division	2012	190,000		265,296	123,500	23,264	605,587

Stephanie Herseth Sandlin (1)	2014	255,000	172,463	171,819	3,121	18,188	620,591
General Counsel and
Vice President of Corporate Development

Lon E. Stroschein	2014	235,000	129,955	129,978	959	22,951	518,843
Division Vice President	2013	210,000	129,975	131,484	13,268	25,117	509,844
Aerostar Division	2012	175,000		221,080	113,750	20,331	530,161

(1) Ms. Herseth Sandlin was named General Counsel and Vice President of Corporate Development on August 27, 2012. She did not meet the criteria in fiscal 2013 to be included as a Named Executive.
(2)  Amounts shown reflect the aggregate fair value of restricted stock unit awards granted during the year based on achievement of targeted performance. Actual payments will be based on actual performance. The fair value of the awards based on achievement at or above the maximum performance level is as follows: Mr. Rykhus, $749,966; Mr. Iacarella, $247,459; Mr. Burkhart, $247,479; Ms. Herseth Sandlin, $258,694; Mr. Stroschein, $194,932. The fair values of the units are based on fair market value of the Company's common stock on the grant date.

(3) Amounts shown reflect the aggregate fair value of option awards granted during the year. Assumptions used in the calculation of this amount are included in Note 11 on pages 47 - 49 of the Company's Annual Report on Form 10-K.

(4) The following table describes the basis for payments under the annual management incentive plan.
Name and Business Unit	Fiscal Year	Consolidated net income	Divisional income	Total non-equity incentive plan compensation
			(a)
Daniel A. Rykhus	2014	8,323	N/A	8,323
Entire Company	2013	193,752	N/A	193,752
	2012	387,500	N/A	387,500

Thomas Iacarella	2014	3,060	N/A	3,060
Entire Company	2013	62,970	N/A	62,970
	2012	135,200	N/A	135,200

Matthew T. Burkhart	2014	1,102	20,002	21,104
Applied Technology Division	2013	14,847	130,190	145,037
	2012	28,500	95,000	123,500

Stephanie Herseth Sandlin	2014	3,121	N/A	3,121
Entire Company

Lon E. Stroschein	2014	959	—	959
Aerostar Division	2013	13,268	—	13,268
	2012	26,250	87,500	113,750

(a) Based on operating income for the division less a charge for working capital utilization.

(5) The following table describes key components of the All Other Compensation column in the Summary Compensation Table.
Name	Fiscal Year	Retirement benefit and profit sharing plans	Supplemental health benefits	Other fringe benefits	Tax reimbursement on taxable fringe benefits	Total all other compensation
		(a)	(b)
Daniel A. Rykhus	2014	10,367	12,476	4,451	7,850	35,144
	2013	10,122	17,128	5,210	9,462	41,922
	2012	11,250	10,990	4,073	5,660	31,973

Thomas Iacarella	2014	10,267	8,567	11,050	9,959	39,843
	2013	10,323	8,807	11,202	8,195	38,527
	2012	11,045	5,959	8,757	5,853	31,614

Matt T. Burkhart	2014	10,317	13,722	1,509	6,632	32,180
	2013	10,400	9,448	1,445	3,091	26,791
	2012	11,067	10,781	1,349	3,594	23,264

Stephanie Herseth Sandlin	2014	8,097	6,879	1,565	1,647	18,188

Lon E. Stroschein	2014	9,931	8,744	1,453	2,823	22,951
	2013	10,367	9,315	1,707	3,728	25,117
	2012	10,089	7,148	1,304	1,790	20,331

(a)  Represents the safe-harbor base and matching contributions under the Company's 401(k) plan. Also includes cash payments under the Company's Profit Plus plan which is paid equally to every employee, regardless of salary. The amounts under this plan were $1,200 in fiscal 2012, $250 in fiscal 2013 and $0 in fiscal 2014.

(b) Represents reimbursement for health and wellness expenses and reduced health care premiums under the Company's Senior Executive Officer and Senior Manager benefit policies.

GRANTS OF PLAN BASED AWARDS IN FISCAL 2014
Name	Type of Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards ($)
			(2)			(3)
			Threshold	Target	Maximum	Threshold	Target	Maximum
	(1)		($)	($)	($)	(#)	(#)	(#)	(#)	($/Share)	(4)
Daniel A. Rykhus
	MIP	3/23/2013	0	484,500	765,000
	RSU	3/25/2013				7,610	15,220	22,830			499,977
	SO	3/25/2013							53,500	32.85	499,583

Thomas Iacarella
	MIP	3/23/2013	0	177,500	275,000
	RSU	3/25/2013				2,511	5,022	7,533			164,973
	SO	3/25/2013							17,600	32.85	164,349

Matthew T. Burkhart
	MIP	3/23/2013	0	191,700	297,000
	RSU	3/25/2013				2,511	5,022	7,533			164,973
	SO	3/25/2013							17,600	32.85	164,349

Stephanie Herseth Sandlin
	MIP	3/23/2013	0	181,050	280,500
	RSU	3/25/2013				2,625	5,250	7,875			172,463
	SO	3/25/2013							18,400	32.85	171,819

Lon E. Stroschein
	MIP	3/23/2013	0	166,850	258,500
	RSU	3/25/2013				1,978	3,956	5,934			129,955
	SO	3/25/2013							13,900	32.85	129,798

(1) Type of award: MIP - Management Incentive Plan; RSU - Restricted Stock Unit; SO - Stock Option.
(2) These columns represent the range of payouts under three scenarios. The threshold amounts represent the amounts paid if the minimum performance criteria is achieved. No payments are made under the plans if earnings fall by 20% or more. The plan targets payouts at approximately 65% of the maximum. In the case of Mr. Rykhus, this would represent profit growth of approximately 10% over the prior year. Maximum payouts assume growth beyond the targeted level and are capped at 23% growth at the amounts shown. Actual amounts paid are outlined in note 4 of the Summary Compensation table on page 19.

(3) These columns represent the range of performance shares to be awarded under three scenarios. The threshold amounts represent the number of performance based shares to be awarded when restricted stock units (RSU's) vest if the minimum performance criteria is achieved. No performance based restricted stock units vest under the plan if the three year average return on sales is less than a minimum level. The percentage of performance based shares issued at plan target is approximately 66.7% of the maximum.

(4)  Option awards reflect the Black-Scholes value of $9.338 as of 3/25/2013. All awards vest in equal installments over 4 years and expire after 5 years. RSU's are valued at the targeted performance level and the closing stock price of $32.85 on 3/22/2013, the stock price on the last business day before the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL 2014 YEAR-END
Name	Option Awards (1)					Stock Awards (2)
	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

		(#)	(#)
		Exercisable	Unexercisable	($)		(#)	($)
Daniel A. Rykhus	12/4/2009	17,600	—	15.025	12/4/2014
	8/20/2010	37,500	12,500	15.485	8/20/2015
	11/30/2010	45,000	15,000	22.200	11/30/2015
	12/6/2011	30,000	30,000	29.995	12/6/2016
	4/2/2012	9,200	27,600	31.655	4/2/2017	18,954	709,827
	3/25/2013	—	53,500	32.850	3/25/2018	22,830	854,984
Thomas Iacarella	12/4/2009	15,500	—	15.025	12/4/2014
	11/30/2010	18,000	6,000	22.200	11/30/2015
	12/6/2011	12,000	12,000	29.995	12/6/2016
	4/2/2012	3,800	11,400	31.655	4/2/2017	7,818	292,784
	3/25/2013	—	17,600	32.850	3/25/2018	7,533	282,111
Matthew T. Burkhart	12/4/2009	8,266	—	15.025	12/4/2014
	11/30/2010	18,000	6,000	22.200	11/30/2015
	12/6/2011	12,000	12,000	29.995	12/6/2016
	4/2/2012	3,800	11,400	31.655	4/2/2017	7,818	292,784
	3/25/2013	—	17,600	32.850	3/25/2018	7,533	282,111
Stephanie Herseth Sandlin	8/27/2012	1,900	5,700	29.820	8/27/2017
	3/25/2013	—	18,400	32.850	3/25/2018	7,875	294,919
Lon E. Stroschein	12/4/2009	800	—	15.025	12/4/2014
	11/30/2010	10,000	5,000	22.200	11/30/2015
	12/6/2011	10,000	10,000	29.995	12/6/2016
	4/2/2012	3,000	9,000	31.655	4/2/2017	6,159	230,655
	3/25/2013	—	13,900	32.850	3/25/2018	5,934	222,228
(1) All options vest in equal installments over 4 years and expire after 5 years.

(2)  Represents the number of performance based restricted stock units (RSU's) that will vest and be paid out in Raven Common Stock if the three year average return on sales reaches a specified level. The maximum level was used as it represents the next highest level (threshold, target or maximum) to our actual period-to-date performance. The percentage of shares to be paid to the Executive based on RSU's vesting at the plan target is approximately 66.7% of the maximum. The payout value is based on the company's stock price of $37.45 at January 31, 2014.

OPTION EXERCISES IN FISCAL 2014
Name	Option Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise

	(#)	($)
Daniel A. Rykhus	18,800	364,139
Thomas Iacarella	18,800	345,262
Matt T. Burkhart	6,030	135,431
Stephanie Herseth Sandlin	—	—
Lon E. Stroschein	7,728	133,087

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

The following table shows the payments and benefits that the Named Executives would receive in connection with a variety of employment termination scenarios and upon a change in control of Raven. The information assumes that termination occurred on January 31, 2014. Raven would provide all of the payments. There are no assets set aside for these benefits. The Named Executives must comply with confidentiality and non-competition provisions of the agreements to retain benefits.

The table does not include amounts otherwise due to the executives, such as earned but unpaid salary, bonus and vacation pay and benefits that would accrue to any salaried employee. The table does include the value of unvested stock options and restricted stock units (RSUs), which would vest upon a change in control for the Named Executives, as they would vest for all of Raven's other key employees, under the 2010 Stock Incentive Plan. In addition, unvested stock options vest upon retirement for the Named Executives, as they would vest for all of Raven's other key employees. RSUs vest on a pro-rata basis for employees who retire 12 months after the grant date.

Termination other than for a change in control is governed by employment agreements with the executives. These agreements require 30 days written notice before termination can occur. They also have retirement provisions that, if the executive's years of employment and age added together exceed 80, allow for early retirement. Early retirement triggers post-retirement benefits under the employment agreement. Retiring executives retain health care and other insurance benefits. The retired executive will be reimbursed for health expenditures up to a percentage (10% for Messrs. Rykhus and Iacarella, 3.5% for others) of the executive's highest salary and bonus over the last five years of employment. Retirement benefits continue until the last to die of the executive or spouse. In the case of Messrs. Rykhus and Iacarella, the benefits are “grossed-up” for income tax purposes. In the event of an executive's death, the benefits available to the surviving spouse would be limited to vested retirement benefits.
Raven has Change in Control agreements with the Named Executives. A “Change in Control” includes (a) the acquisition by any person, entity or group of beneficial ownership of 25% or more of the then outstanding shares of Raven common stock; (b) certain changes in a majority of the members of our Board of Directors, or (c) approval by the shareholders of a reorganization, merger or consolidation (with certain exceptions), or of a liquidation, dissolution or sale of all or substantially all of Raven's assets.
For the executives to obtain benefits under the Change in Control agreements, a second triggering event must occur. This would include a termination without cause or a constructive termination (an adverse change in the officer's status or compensation). The benefits include a lump sum payment equal to the product of (A) the sum of (i) the employee's annual base salary then in effect and (ii) 60% of the maximum target or goal amount under the Management Incentive Plan for the year in which the date of termination occurs and (B) a multiple of 2.0 for Messrs. Rykhus and Iacarella, or 1.0 for others. The executive also vests under the applicable retirement benefits policy; provided that the benefits (A) will not become payable until the employee reaches age 65 (unless the benefits are payable at the employee's age at that time under the terms of the policy), and (B) will not be provided to the extent such benefits are provided by another employer at no cost to the employee.

Name	Type of Separation	Lump-sum benefits				Annual Benefits (1)
		Salary and Incentives	Value of Non-vested Stock Options	Value of Non-vested RSU's at Target	Total Lump-sum Benefits	Continued Insurance Coverage	Maximum Supplemental Health Benefits	Maximum Tax Reimbursement on Benefits	Total Maximum Annual Benefits

		($)	($)	($)	($)	($)	($)	($)	($)
						(2)	(3)	(3)
Daniel A. Rykhus	Without Cause	42,500	—	—	42,500	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	Change in Control	1,632,000	1,133,005	1,043,207	3,808,212	15,084	89,750	58,843	163,677

Thomas Iacarella	Without Cause	20,833	327,983	—	348,816	17,549	38,520	25,255	81,324
	For Cause	—	—	—	—	—	—	—	—
	Retirement	—	327,983	119,282	447,265	17,549	38,520	25,255	81,324
	Change in Control	740,000	327,983	383,263	1,451,246	17,549	38,520	25,255	81,324

Matthew T. Burkhart	Without Cause	22,500	—	—	22,500	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	Change in Control	399,600	328,020	383,263	1,110,883	15,084	14,689	—	29,773

Stephanie Herseth Sandlin	Without Cause	21,250	—	—	21,250	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	Change in Control	377,400	128,168	196,613	702,181	15,084	9,034	—	24,118

Lon E. Stroschein	Without Cause	19,583	—	—	19,583	—	—	—	—
	For Cause	—	—	—	—	—	—	—	—
	Change in Control	347,800	266,932	301,922	916,654	15,084	12,206	—	27,290

(1)  Annual benefits would begin immediately for executives eligible for retirement (Mr. Iacarella) and at age 65 for the other executives. They would continue until the last to die of the executive or spouse.

(2) Based on the current cost of the benefit. The program provides that the retiree will pay no more than active executives for coverage.
(3) Represents the annual limit for reimbursement. Actual expenses submitted to the plan may be less.

3INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

PricewaterhouseCoopers LLP served as the Company's independent registered public accounting firm during fiscal 2014. The Company's Audit Committee has engaged PricewaterhouseCoopers LLP to perform the annual audit and three quarterly reviews in fiscal 2015. The aggregate fees billed by PricewaterhouseCoopers LLP for fiscal 2014 and 2013 are presented in the following table:

	2014	2013
Audit (1)	$410,400	$396,500
Audit related (2)	2,450	4,100
Tax Services (3)	15,000	30,900
Total Fees	$427,850	$431,500

All items included in the above fee summary were subject to Audit Committee pre-approval. Such approval was obtained from the Committee or the Chair of the Committee prior to services performed and/or billing of services.

(1) Total fees for the financial statement audit were in accordance with the respective engagement letters and include timely quarterly reviews. Billings for out-of pocket expenses are not included.
(2) Audit related billings include review of the Company's S-8 filing.
(3) Tax services include the review of corporate income tax filings and due diligence support.

3AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of Raven Industries, Inc. (the “Audit Committee”) is composed of three independent directors and operates under a written charter. A copy of this charter is available on the Company's website, www.ravenind.com. The Audit Committee selects the independent registered public accounting firm. The Audit Committee has the authority to determine all funding and make any expenditures it deems necessary in order to carry out its responsibilities and duties.

Management is responsible for Raven's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an integrated audit of the Company's consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee is responsible for monitoring and overseeing these processes.

In this context, the Audit Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the consolidated financial statements were fairly presented and prepared in accordance with accounting principles generally accepted in the United States of America. Management also presented its conclusion that, as of January 31, 2014, internal control over financial reporting was effective. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees).

PricewaterhouseCoopers LLP provided to the Audit Committee the written disclosures required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and discussed the firm's independence. The Audit Committee also reviewed the services provided by PricewaterhouseCoopers LLP (as disclosed under the caption “Independent Registered Public Accounting Firm Fees”) when considering their independence.

Based upon the Audit Committee's discussion with management and the independent registered public accounting firm and the representations of management and the report of the independent registered public accounting firm, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended January 31, 2014, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company's Board of Directors:

Kevin T. Kirby Jason M. Andringa Cynthia H. Milligan

3OTHER MATTERS

Compliance with Section 16(a) of the Securities Exchange Act of 1934. Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the SEC and Nasdaq. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms received by us during the year ended January 31, 2014, and written representations that no other reports were required, we believe that each person who, at any time during such year, was a director, officer or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such year.

Solicitation. The Company will bear the cost of preparing, assembling and mailing the proxy, Proxy Statement, Annual Report and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company, without extra compensation, may solicit proxies in person, by telephone or other means of communication.

Procedures for Submitting Shareholder Proposals:

Proposals for Inclusion in the Proxy Statement. Pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, any shareholder who desires to submit a proposal for action by the shareholders at the Company's 2015 annual meeting must submit such proposal in writing to President and CEO, Raven Industries, Inc., P.O. Box 5107, Sioux Falls, South Dakota 57117-5107, in a timely manner. In order to be included for the 2015 annual meeting, shareholder proposals must be received by the Company no later than December 12, 2014, and must otherwise comply with the requirements of Rule 14a-8. Shareholder proposals received after December 12, 2014, will not be included in the Company's proxy statement relating to the 2015 annual meeting.

Proposals or Director Nominations not Included in the Proxy Statement. For shareholder proposals or director nominations that a shareholder seeks to bring before the 2015 annual meeting but does not seek to have included in the Company's proxy statement and form of proxy for that meeting, the advance notice provisions contained in the Amended Bylaws will apply. In general, notice must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year's annual meeting. The notice must also contain specified information concerning the matters or director nominees to be brought before such meeting and concerning the shareholder proposing such matters or nomination. Therefore, to be presented at the Company's 2015 annual meeting, such a proposal must be received by the Company on or after January 11, 2015, but no later than February 10, 2015. If the date of the annual meeting is altered by more than 30 days from the date in the previous year, different deadlines will apply.

Due to the complexity of respective rights of the shareholders and the Company in this area, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. It is suggested that any such proposal be submitted by certified mail, return receipt requested.

The Board of Directors does not intend to present at the Meeting any other matter not referred to above and does not presently know of any matter that may be presented at the Meeting by others. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxies to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors

Raven Industries, Inc.
Stephanie Herseth Sandlin
Secretary

RAVEN INDUSTRIES

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/ravn
Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 21, 2014.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 21, 2014.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote FOR each of the following nominees:

1. Election of directors:

01 Jason M. Andringa
02 Thomas S. Everist
03 Mark E. Griffin
04 Kevin T. Kirby
05 Marc E. LeBaron
06 Cynthia H. Milligan
07 Daniel A. Rykhus

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

If you wish to cumulate votes, please indicate your votes in the space that follows: ______________________________

The Board of Directors Recommends a Vote FOR Proposals 2 and 3.

2. To approve in a non-binding advisory vote the compensation of our executive officers disclosed in the proxy statement. ☐ For ☐ Against ☐ Abstain

3. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the Company's current fiscal year. ☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.